Second Amendment to Automatic YRT Reinsurance Agreement

("Second Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Company ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment to the Agreement. The undersigned parties hereby agree that the Agreement, as amended by the First Amendment, shall be and is hereby amended as follows:

1.[*]

2.[*]

3.In addition, Article 2.1(d) Automatic Reinsurance is amended to read

(d) the Jumbo Limit, as described in Exhibit B - Plans Covered and Binding Limits, has not been exceeded, and

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the First Amendment. Except as expressly amended above, all other terms of the Agreement, as amended by the First Amendment, together with all exhibits and attachments thereto, remain in full force and effect. This Second Amendment is effective immediately upon execution by both of the undersigned parties. This Second Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-